Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Jazz Technologies, Inc.
Newport Beach, California

We hereby consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 2 on Form S-3 to Form S-1 Registration Statement) and related prospectus of Jazz Technologies, Inc. (for the registration of 49,505,659 shares of common stock issuable upon exercise of warrants) of our report dated February 21, 2007 relating to the financial statements of Jazz Technologies, Inc., (formerly Acquicor Technology Inc) which is incorporated by reference in that Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York

March 21, 2007